EXHIBIT 10.1

ADVISOR AGREEMENT

This Advisor Agreement (“Agreement”) is made and entered into as of December 16, 2025 (the “Effective Date”), by and among Tiptree Inc. (the “Company” or “Tiptree,” which as applicable in the context of this Agreement also shall include its subsidiaries and other affiliated entities), and Jonathan Ilany, an individual (“Executive”).

Capitalized terms not defined herein shall have the meaning assigned to them in the Executive Employment Agreement by and between Executive and Tiptree Operating Company, LLC, dated as of February 1, 2018 (the “Employment Agreement”), attached hereto as Exhibit A.

Tiptree and Executive agree as follows:

1.
Employment Status. From the date hereof until December 31, 2025 (the “Employment Period”), Executive will continue to serve as Chief Executive Officer of the Company. Effective as of such date, Executive hereby resigns as an employee of the Company and his employment automatically will cease without any further action by the parties. For the avoidance of doubt, such resignation does not trigger any payments under Section 5.5(b) of the Employment Agreement other than the Accrued Amounts. During the Employment Period, Executive will continue to receive Executive’s base salary, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of the Company. During the Employment Period and thereafter, Executive will assist with the transition of his duties and responsibilities as requested by the board of directors of Tiptree Inc. (the “Board”) or the Executive Chairman.
2.
Vice Chairman Appointment; Advisory Services. Effective as of January 1, 2026 (the “Transition Date”) and subject in all respects to approval by the Board, Executive will be appointed the non-executive Vice Chairman of the Board. In addition, effective as of the Transition Date through December 31, 2026 (the “Advisory Period”), Executive will provide consulting and advisory services to the Company as may reasonably be requested by the Company from time to time to ensure a smooth transition and that the pending transactions of the Company are completed (the “Advisory Services”). This Agreement and Executive’s engagement hereunder will continue for the entire Advisory Period unless earlier terminated in accordance with the provisions of Section 8 hereof. Executive and the Company expressly agree that, in providing the Advisory Services, Executive will be an independent contractor and will not be an employee of the Company or any of its affiliates.
3.
Compensation. In addition to continued payment of Executive’s base salary during the Employment Period pursuant to Section 1, Executive will receive the following compensation:
(a)
In respect of the Advisory Services and for serving as Vice Chairman and a director during the Advisory Period, the gross amount of $500,000, payable in equal payments consistent with the Company’s ordinary contractor payment practices;
(b)
An annual bonus in respect of the fiscal year ending December 31, 2025, payable in cash or shares as elected by the Compensation, Nominating and Governance Committee of the Board (the “CNG”) in its sole discretion, in an amount determined by the

CNG based on the Company’s achievement of specific annual corporate performance objectives determined by the CNG (an “Annual Bonus”), payable at the earlier of (x) the same time that the Company makes annual bonus payments to Michael Barnes and (y) December 31, 2026; and
(c)
A cash incentive of 3.5% of Adjusted EBITDA of the Company (as publicly reported by the Company, and consistent with the payments currently made to Executive) for the fiscal year ending December 31, 2026, payable at such time in 2027 as determined by the Company and consistent with when paid to executives of the Company receiving a comparable payment.
4.
Health Plan. During the Advisory Period, at the Company’s discretion, Executive may either (x) continue to participate in the Company’s group medical, dental and/or vision plans or (y) elect to continue Executive’s participation and that of Executive’s eligible dependents in such plans pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”); provided, that, in either case, the Company will pay any monthly premiums associated with such coverage during the Advisory Period; provided, further, that the Company’s payment obligations under this Section 4 cease at such time as the Executive becomes eligible for coverage through a subsequent employer or otherwise ceases to be eligible for COBRA coverage.
5.
Other Resignations. Effective as of December 31, 2025, Executive will be deemed to have irrevocably resigned from any and all positions or offices that Executive held with the Company other than (x) as a director on the Board and (y) subject to appointment by the Board, as Vice Chairman of the Board (collectively, the “Resignations”). The Company hereby accepts the Resignations as of the Transition Date, and Executive agrees to sign and return such documents confirming the Resignations as the Company may reasonably require.
6.
Status of Awards and Continuing Obligations. Executive’s rights and obligations with respect to any vested non-equity or equity-based awards shall be governed by the applicable plan and any agreements or other requirements applicable to the awards. Executive acknowledges that he continues to be bound by his obligations under any employment or other agreement concerning non-disclosure, non-interference and/or assignment of rights to intellectual property by and between Executive and the Company or any of its affiliates, including but not limited to those contained in Articles 6, 7, and 8 of the Employment Agreement, in each case that survive the termination of Executive’s employment by necessary implication or by the terms thereof (the “Continuing Obligations”).
7.
Expense Reimbursement. The Company will reimburse Executive for any unreimbursed business expenses properly and reasonably incurred from the date hereof through the Advisory Period in connection with the Advisory Services or services as a director, subject to Company policy, including reasonable substantiation and documentation for the same. The Company will reimburse Executive for authorized and documented expenses pursuant to its regular business practice. In addition: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made promptly, and in all events not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

8.
Termination. Executive’s engagement hereunder for the provision of Advisory Services will continue during the Advisory Period; provided, however, that the Company may earlier terminate the Advisory Period and Executive’s engagement hereunder , but only in the event of (i) conduct by Executive that meets any of the standards set forth in prongs (a) through (e) of the definition of Cause contained in the Employment Agreement, (ii) Executive’s death or (iii) Executive’s Disability (as defined in the Employment Agreement) immediately upon notice from the Company to Executive. Upon termination of Executive’s engagement hereunder, the Company shall have no further obligation to Executive, other than for payment for requested services provided by Executive through the date of termination and for payment or reimbursement of expenses that are satisfactorily documented and substantiated, in either case in accordance with Sections 3 and 8 above and solely to the extent not already paid. Executive’s Continuing Obligations and obligations under Section 9 of this Agreement will survive the termination of this Agreement and Executive’s engagement hereunder, however occurring.
9.
Tax Matters. Executive acknowledges and agrees that, as an independent contractor during the Advisory Period, Executive will be solely responsible for obtaining any required insurance (including, without limitation, worker’s compensation insurance) and for the withholding and payment of all federal, state and local income taxes, Social Security and Medicare taxes, and any and all other legally-required payments on sums paid to in respect of the Advisory Services (but not, for the avoidance of doubt, withholding taxes in respect of any cash-settled options or performance restricted stock units of Executive existing on the date of this Agreement, except to the extent withholding is required by law). The Company will provide Executive with an IRS Form 1099 evidencing all fees paid in connection with the Advisory Services. Except as set forth in this Agreement, starting on the Transition Date, Executive will not be eligible to (a) participate in any Company or Company affiliate bonus, incentive or other compensation plan, program or arrangement of any kind, whether payable in cash or equity, or (b) participate in or receive benefits under any of the employee benefit plans, programs and arrangements maintained by the Company or any of its affiliates.
10.
Miscellaneous. This Agreement constitutes the entire agreement between the Company and Executive, and supersedes and cancels all prior and contemporaneous written and oral agreements and understandings between the Company and Executive with respect to Executive’s employment, its termination and all related matters, excluding only the Continuing Obligations and Executive’s obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms. Executive affirms that, in entering into this Agreement, Executive is not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company. This Agreement is binding upon Executive and his successors, assigns, heirs, executors, administrators and legal representatives. If any of the provisions, terms or clauses of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties. Section headings are inserted for convenience only and shall not be impact the meaning or construction of this Agreement.
11.
Choice of Law and Jurisdiction. This Agreement may not be changed or altered, except by a writing signed by the Company and Executive. This Agreement is entered into in the State of New York, and the laws of the State of New York will apply to any dispute concerning it, excluding the conflict-of-law principles thereof. Furthermore, any action regarding this Agreement or its enforcement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. Finally, to the extent permissible under applicable law, Executive hereby agrees to waive his right to a jury trial in connection with any claim Executive may have against the Company.

If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return it to the Company. The enclosed copy is for your records.

Date: December 16, 2025	/s/ Jonathan Ilany
Jonathan Ilany

TIPTREE INC.
Date: December 16, 2025	By:	/s/ Michael Barnes
Name: Michael Barnes
Title: Executive Chairman